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                      May 17, 2023

       Jacob (Kobi) Marinka
       Chief Executive Officer
       Arbe Robotics Ltd.
       107 HaHashmonaim St.
       Tel Aviv-Yafo, Israel

                                                        Re: Arbe Robotics Ltd.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 22,
2023
                                                            File No. 001-40884

       Dear Jacob (Kobi) Marinka:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology